Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Industries Reports Fourth Quarter and Full Year 2010 Results

•	Full year revenue of $112.2 million up 26% from prior year

•	Full year earnings of $8.3 million or $0.56 per diluted share

•	Quarterly VSAT product and service revenue up approximately 70%

MIDDLETOWN, RI – February 14, 2011 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the quarter ended December 31, 2010. Revenue for the fourth quarter of 2010 was $27.0 million, up 3% from the quarter ended December 31, 2009. Diluted earnings per share for the quarter totaled $0.02 on net income of $0.2 million. During the same period last year the company reported net income of $1.8 million or $0.13 per diluted share, on revenues of $26.3 million.

For the year ended December 31, 2010, revenue was $112.2 million, up 26% compared to $89.1 million for the year ended December 31, 2009. KVH reported net income of $8.3 million or $0.56 on a per diluted share basis for the full year 2010. Excluding transaction costs associated with the acquisition of Virtek Communication, and a decrease to the deferred income tax asset valuation allowance, full year adjusted net income was $5.3 million, and adjusted diluted EPS was $0.36. For 2009, the company reported a net loss of $0.1 million or $0.01 per diluted share.

“2010 was a milestone year for KVH as we grew our top line for the full year by 26% and passed $100 million in annual revenues for the first time. In addition, we increased our annual operating profit by more than $6 million compared to 2009. Our VSAT business accelerated with significant growth in subscribers, units shipped, and major new long-term fleet contracts while in our commercial guidance and stabilization business we saw increasing demand for our inertial navigation systems,” explained Martin Kits van Heyningen, KVH’s chief executive officer.

KVH’s guidance and stabilization revenue from the company’s fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services was approximately $12.6 million in the fourth quarter of 2010, up 2% on a year-over-year basis. “We generated more than $10 million in FOG revenues despite only a modest amount of business from our biggest remote weapon station customer, evidence that our efforts to build a more balanced business model within our FOG business are leading to an increasingly diverse revenue stream. Driving this growth in the commercial market was the demand for our inertial navigation systems for use in precision mapping and aerial surveying, two applications that are increasingly vital to support the need for new 3-dimensional maps for commercial and consumer activities,” said Mr. Kits van Heyningen.

In the fourth quarter of 2010, mobile communications revenue was $14.4 million, up 3% on a year-over-year basis. Unlike the fourth quarter of 2009, there were no shipments of our aeronautical TV antenna to LiveTV in the fourth quarter of 2010. Mobile communications revenue from marine and land products and services was up 37% on a year-over-year basis. Mr. Kits van Heyningen commented, “The approximately 70% year over year increase in VSAT product and service revenue for the fourth quarter illustrates that the combination of our TracPhone V7 system and mini-VSAT Broadband service are a disruptive and appealing approach to satellite communications, offering a unique solution that meets the need to stay in touch while at sea. During the fourth quarter and in early 2011, we expanded capacity significantly in North America, Europe, Africa, Asia, the Indian Ocean, Australia and New Zealand. During 2010, we delivered more than 60 terabytes of data and handled more than 1.5 million voice calls to and from vessels around the globe via our mini-VSAT Broadband network. The result is that our VSAT business is now larger than our core marine satellite TV business on a run-rate basis.”

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Our fourth quarter performance on both the top and bottom lines was within the range that we expected, but overall not quite as strong as we would have liked. Sales of our fiber gyro products exceeded our expectations. Gross margin for the quarter was lower than expected, due in part to product revenue mix, and also because we experienced a greater seasonality effect on our airtime activation and usage than we’d anticipated. Quarterly operating expenses were up year over year primarily as a result of ongoing investments for mini-VSAT Broadband sales and support, and also because of the addition of Virtek Communication in September. Our cash, cash equivalents, and marketable securities balance was roughly flat compared to September 30, 2010, at just over $37 million.”

Looking ahead to 2011 and beyond, Mr. Spratt said, “We are on a solid path of executing our strategic plans to expand our VSAT, marine satellite TV, and FOG businesses. These efforts form the basis for building toward progressively stronger financial results with four- to five-year targets of annual revenue greater than $300 million, more than half of which would be generated by our VSAT business, along with operating margins of 15%.”

In 2011, we plan to pursue our strategic initiatives aggressively, including the rollout of a number of exciting new products, the first of which will be introduced in four days at the Miami International Boat Show. We expect that 2011 will be a year of strong top line growth of 15% to 20% and an approximately 75% improvement in operating profit compared to the reported level in 2010. However, we do anticipate challenges in the first quarter. Among these are the continued slow pace of FOG sales for remote weapon stations during the CROWS II to CROWS III transition period, a delay in resumption of LiveTV shipments until the second half of 2011, and the full cost impact of the mini-VSAT Broadband network buildout, including Brazil and some additional capacity for the continental U.S. As a result, we expect first quarter revenue to decline 5% to 10% on a year-over-year basis as well as experience a loss of $0.05 to $0.10 per share before returning to profitability in the second quarter. We are determined not to allow these near-term business challenges to cause us to compromise on making strategic investments to achieve our long-term targets.”

“Although we would prefer that our growth be smoother and without quarterly variations, the reality is that we still have some defense business that is quite lumpy,” concluded Mr. Kits van Heyningen. “Fortunately, on an annual basis these tend to filter out and we are looking forward to a very strong 2011 despite the challenges in the first quarter. We expect that total mini-VSAT Broadband revenues will roughly double this year as we continue to gain market share and continue to build a solid recurring revenue base. Our full year guidance does not assume any revenue from the U.S. Army’s planned CROWS III remote weapon station initiative so if that were to happen, it could present upside to our guidance.”

Recent Operational Highlights:

•	In the past three months, KVH more than doubled mini-VSAT Broadband bandwidth in the North Atlantic and doubled the network’s capacity supporting Africa, Asia, and the West Indian Ocean.

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In February 2011, KVH introduced the KVH CommBox Ship/Shore Network Manager, which equips commercial maritime fleets with versatile tools for communication optimization, cost savings, crew services, and security.

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On October 28, 2010, KVH announced that it had signed a global distribution agreement with Furuno Electric Co., Ltd., to market and sell KVH’s mini-VSAT Broadband service through Furuno’s worldwide sales and distribution network.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the challenges and potential near-term costs associated with the acquisition and integration of a new company, the impact of extended economic weakness on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2010. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales:
Product	$22,049	$22,878	$92,059	$75,191
Service	4,953	3,408	20,184	13,869

Net sales	27,002	26,286	112,243	89,060

Costs and expenses:
Costs of product sales	12,850	13,413	51,348	46,553
Costs of service sales	4,179	2,776	16,086	10,198
Research and development	2,698	2,540	10,715	8,805
Sales, marketing and support	4,855	3,945	18,469	16,316
General and administrative	2,449	2,110	10,084	7,832

Total costs and expenses	27,031	24,784	106,702	89,704

(Loss) income from operations	(29)	1,502	5,541	(644)

Interest income	48	79	301	358
Interest expense	61	26	204	88
Other (expense) income, net	(25)	1	23	(20)

(Loss) income before income tax benefit	(67)	1,556	5,661	(394)
Income tax benefit	312	291	2,612	261

Net income (loss)	$245	$1,847	$8,273	$(133)

Net income (loss) per common share:
Basic	$0.02	$0.13	$0.57	$(0.01)

Diluted	$0.02	$0.13	$0.56	$(0.01)

Weighted average number of common shares outstanding:
Basic	14,595	14,043	14,420	13,996

Diluted	15,000	14,578	14,850	13,996

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Cash, cash equivalents and marketable securities	$37,307	$41,304
Accounts receivable, net	18,770	15,803
Inventories	14,765	13,387
Deferred income taxes	944	17
Other current assets	2,734	1,615

Total current assets	74,520	72,126

Property and equipment, net	23,044	15,777
Deferred income taxes	4,982	3,334
Goodwill	4,517	—
Intangible assets, net	2,272	—
Other non-current assets	5,863	6,509

Total assets	$115,198	$97,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$12,814	$10,358
Deferred revenue	1,011	961
Current portion of long-term debt	124	117

Total current liabilities	13,949	11,436

Other long-term liabilities	1,262	902
Long-term debt, excluding current portion	3,684	3,808
Stockholders’ equity	96,303	81,600

Total liabilities and stockholders’ equity	$115,198	$97,746

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RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Transaction Costs Related to Business Acquisition and Income Tax

Benefit from Change in Deferred Income Tax Asset Valuation Allowance

(in thousands, unaudited)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010

Net Income - GAAP	$245	$8,273

Transaction costs related to business acquisition of Virtek Communication AS	39	564
Income tax benefit from change in deferred income taxes valuation allowance	—	(3,541)

Net Income - Adjusted	$284	$5,296

Net income per common share - Adjusted:
Basic	$0.02	$0.37

Diluted	$0.02	$0.36

Note - The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

Adjusted net income excluding the transaction costs related to the acquisition of Virtek Communication AS as well as the income tax benefit from the change in deferred income tax valuation allowance for the three months and year ended December 31, 2010 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.

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